NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of the common shares ('Common Shares') of Intelsat S.A (the 'Company') from listing and registration on the Exchange at the opening of business on June 1, 2020, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Shares are no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision pursuant to Section 802.01D of the Listed Company Manual (the "Manual) based on the Company's May 14, 2020 announcement that it had filed voluntary Chapter 11 petitions in the U.S. Bankruptcy Court for the Eastern District of Virginia, Richmond Division. Section 802.01D of the Manual states that the Exchange would normally give consideration to suspending or removing from the list a security of a company when 'an intent to file under any of the sections of the bankruptcy law has been announced or a filing has been made or liquidation has been authorized and the company is committed to proceed'. Pursuant to the above authorization, the Company was notified by phone and letter on May 14, 2020 of the Exchange's intention to initiate delisting proceedings. On May 14, 2020, a press release regarding the proposed delisting was issued and posted on the Exchange's website. Further, on May 18, 2020, a press release noting that trading in the Common Shares was suspended was issued and posted on the Exchange's website. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the Common Shares, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company announced on May 18, 2020 that it would not appeal the delisting. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.